CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
4.75% Medium-Term Notes, Series D Due September 17, 2015	$900,000,000	$50,220

(1)	Excludes accrued interest, if any.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Prudential Financial, Inc.’s Registration Statement on Form S-3 (Nos. 333-157848, 333-157848-01, 333-157848-02).

Filed pursuant to Rule 424(b)(3)

Registration Statement Nos. 333-157848

333-157848-01

333-157848-02

Pricing Supplement No. 4, dated September 10, 2009,

to the Prospectus, dated March 11, 2009, and

the Prospectus Supplement, dated March 11, 2009.

$900,000,000

PRUDENTIAL FINANCIAL, INC.

4.75% MEDIUM-TERM NOTES, SERIES D

DUE SEPTEMBER 17, 2015

The notes being purchased have the following terms:

UNDERWRITER AND PRINCIPAL AMOUNT:

Banc of America Securities LLC	$210,000,000
Barclays Capital Inc.	$210,000,000
Morgan Stanley & Co. Incorporated	$210,000,000
BNP Paribas Securities Corp.	$56,250,000
Daiwa Securities America Inc.	$56,250,000
HSBC Securities (USA) Inc.	$56,250,000
RBS Securities Inc.	$56,250,000
Loop Capital Markets LLC	$11,250,000
Muriel Siebert & Co., Inc.	$11,250,000
Samuel A. Ramirez & Company, Inc.	$11,250,000
The Williams Capital Group, L.P.	$11,250,000
TOTAL	$900,000,000

STATED MATURITY: September 17, 2015

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: September 10, 2009

ORIGINAL ISSUE DATE: September 15, 2009

ORIGINAL ISSUE PRICE: 99.767%

UNDERWRITERS COMMISSION: 0.30%

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 99.467% or $895,203,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

global form only: Yes

non-global form available:

CUSIP NO.: 74432QBJ3

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 4.75%

INTEREST RATE IS FLOATING: NO

Base Rate:

Base Rate Source:

Initial Interest Rate:

Spread, if any:

Spread Multiplier, if any

Interest Reset Dates:

Interest Payment Dates:

Record Dates:

Index Maturity:

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

INTEREST PAYMENT DATES: Semi-annually on March 17 and September 17 of each year, commencing March 17, 2010 and ending on the Stated Maturity

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder and under Pricing Supplement No. 3, dated September 10, 2009, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial may be required to file with the Securities and Exchange Commission, or SEC, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Concurrent with this offering of notes, we are also offering $600 million aggregate principal amount of 3.625% Medium-Term Notes, Series D, due 2012.

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes, including refinancing outstanding commercial paper and making loans to our affiliates. Prudential Financial, Inc.’s outstanding commercial paper borrowings were $505 million as of June 30, 2009, with a weighted average maturity of 10 days of which 40% was overnight. The weighted average interest rate on these borrowings was 2.01% for the six months ended June 30, 2009. Prudential Funding, LLC, a wholly-owned subsidiary of Prudential Financial, Inc., had outstanding commercial paper and master note borrowings of $1.718 billion as of June 30, 2009, with a weighted average maturity of 38 days of which 11% was overnight. The weighted average interest rate on the Prudential Funding borrowings was 0.86% for the six months ended June 30, 2009.

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $200,000.

Barclays Capital	BofA Merrill Lynch	Morgan Stanley

BNP PARIBAS	Daiwa Securities America Inc.
HSBC	RBS

Loop Capital Markets LLC	Siebert Capital Markets
Ramirez & Co., Inc.	The Williams Capital Group, L.P.